EMPLOYMENT AGREEMENT
This EMPLOYMENT AGREEMENT (the “Agreement”) is entered into as of the 9th day of October, 2015, between Foundation Building Materials, LLC (the “Company”) and James Carpenter (the “Employee”) (each of the foregoing individually a “Party” and collectively the “Parties”).
WHEREAS, the Company wishes to employ the Employee and the Employee wishes to be employed by the Company, in each case, on the terms and conditions set forth herein.
NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound, hereby agree as follows:
1.Employment. The Employee’s employment hereunder shall commence on the Closing Date (as defined in such agreement) of the transactions contemplated by that certain Transaction Agreement dated as of August 19, 2015, by and among CI (FBM) Holdings LLC, CI FBM AIV Mini-Master L.P., FBM AIV Blocker Inc., FBM AIV Blocker II Inc., FBM Intermediate Inc., FBM Intermediate Holdings LLC, CI Capital Investors II, L.P., CI Capital Investors II (AIV-A), L.P., CI Capital Investors II (AIV), L.P., and LSF9 Cypress Holdings LLC (the “Purchase Agreement”), or such other date as may be mutually agreed between the Parties (the “Effective Date”) and end on the date the Employee’s employment is terminated pursuant to Section 3 hereof (the “Employment Period”). In the event that the Purchase Agreement is terminated in accordance with its terms prior to the Closing of the transactions contemplated thereby, this Agreement shall immediately terminate and be null and void and without effect. During the Employment Period, the Employee will devote his full business time and use his best efforts to advance the business and welfare of the Company and its subsidiaries and affiliates and will not engage in (i) any other employment or business activities, or (ii) any other activities for any direct or indirect remuneration that would be harmful or detrimental to the business and affairs of the Company or that would materially interfere with his duties hereunder. The foregoing, however, shall not preclude the Employee from serving on civic or charitable boards or committees, managing personal or family investments, or engaging in such other activities as the Board of Directors of the Company or its equivalent (such entity, the “Board”) may approve from time to time, so long as such activities do not materially interfere with the performance of the Employee’s responsibilities hereunder.
2.Compensation.
(a)Base Salary. During the Employment Period, the Employee shall receive a base salary at a rate of $180,000 per annum, which shall be paid in accordance with the customary payroll practices of the Company, and shall be subject to review on an annual basis as determined by the Board or a committee thereof (the “Base Salary”). The Employee’s Base Salary shall not be subject to decrease, other than a reduction which is part of a general cost reduction approved by the Board affecting other similarly situated employees and which does not exceed ten percent (10%) of the Employee’s then Base Salary when combined with any such prior reductions.
(b)Annual Bonus. With respect to each calendar year ending during the Employment Period, in addition to the Base Salary, the Employee may be eligible to earn an annual cash performance bonus based upon the achievement of performance targets established by the Board (or a committee thereof). The target amount for such annual cash performance bonus shall be no less than 90% of Base Salary (the “Target Bonus”), and any actual bonus shall be determined in accordance with the terms of the annual cash performance bonus plan as in effect from time to time. Except as otherwise provided in Section 3, in order to receive payment of any such annual cash performance bonus, the Employee must be continuously employed by the Company or any of its subsidiaries through the date of actual payment.
(c)Participation in Benefit Plans. During the Employment Period, the Employee shall be entitled to receive all perquisites and participate in all benefit plans, programs and policies maintained by the Company from time to time that are available generally to its similarly-situated senior executives; provided, however, that the Employee’s right to receive such perquisites and participate in such plans, programs and policies shall not affect the Company’s right to amend or terminate the general applicability of such perquisites, plans, programs and policies. The Company may, in its sole discretion and from time to time, amend, eliminate or establish benefit programs as it deems appropriate.
(d)Expenses. The Company shall reimburse the Employee for all reasonable travel and other business expenses incurred by him in the performance of his duties to the Company in accordance with the Company’s applicable expense reimbursement policies and procedures. Any expenses shall be reimbursed promptly in accordance with such policies and procedures.
(e)Paid Time Off. The Employee shall be entitled to such periods of paid time off (“PTO”) each year as provided from time to time under the Company’s PTO policy and as otherwise provided for similarly situated employees.
3.Termination of Employment. Subject to the further provisions of this Section 3, the Employment Period and the Employee’s employment hereunder may be terminated by either Party at any time and for any or no reason; provided, however, that the Company and the Employee will be required to give written notice of any termination of the Employee’s employment as set forth in this Section 3. Notwithstanding any other provision of this Agreement, the provisions of this Section 3 shall exclusively govern the Employee’s rights to compensation and benefits upon termination of employment with the Company.

(a)Notice of Termination. Any termination or resignation of the Employee’s employment by the Company or by the Employee, as applicable, under this Section 3 (other than termination of employment as a result of the Employee’s death) shall be communicated by a written notice (a “Notice of Termination”) to the other Party hereto (i) indicating whether the termination is for or without Cause (as defined below) or the resignation is for or without Good Reason (as defined below), (ii) indicating the specific termination provision in this Agreement relied upon, and (iii) specifying a date of termination (the “Date of Termination”), which, if submitted by the Employee, shall be thirty (30) days following the date of such notice (or the first business day following the last day of the Cure Period, in the case of Employee’s resignation for Good Reason, or such other date as mutually agreed by the Company and the Employee).
(b)Accrued Rights. Upon a termination of the Employee’s employment for any reason, the Employee (or the Employee’s estate) shall be entitled to receive the sum of the Employee’s Base Salary through the Date of Termination not theretofore paid (payable as soon as practicable following, but in all events within 30 days of the Date of Termination); any unreimbursed business expenses; and any amount arising from the Employee’s participation in, or benefits under, any employee benefit plans, programs or arrangements (including without limitation, any disability or life insurance benefit plans, programs or arrangements), which amounts shall be payable in accordance with the terms and conditions of such employee benefit plans, programs or arrangements (collectively, the “Accrued Rights”).
(c)Termination by the Company without Cause or Resignation For Good Reason. If the Employee’s employment shall be terminated by the Company without Cause (and not by reason of Employee’s death or Disability), or by the Employee for Good Reason, then, in addition to the Accrued Rights, the Company shall (subject to the Employee’s execution, within twenty-one (21) days following receipt, of a waiver and general release of claims in substantially the form attached hereto as Exhibit A (the “Release”), and such Release becoming effective and irrevocable in accordance with its terms within thirty (30) days following the Date of Termination):
(i)pay to the Employee any annual bonus earned by the Employee pursuant to Section 2(b) for any calendar year completed prior to the Date of Termination that remains unpaid as of the Date of Termination (payable at the same time as such annual bonuses are paid to executives generally);
(ii)pay to the Employee the annual bonus earned by the Employee pursuant to Section 2(b) for the calendar year that includes the Date of Termination (based on actual performance during such year), which amount shall be pro-rated to reflect the number of days that the Employee was employed by the Company during such calendar year and which shall be payable at the same time as such annual bonuses are paid to executives generally; and
(iii)pay to the Employee, in accordance with the Company’s regular payroll practice following the Date of Termination, the Employee’s Base Salary (as in effect immediately prior to the Date of Termination) for a period of twelve (12) months following the Date of Termination.
Notwithstanding the foregoing, (x) any payments pursuant to this Section 3(c) that would otherwise be payable in the first thirty (30) days following the Date of Termination shall be withheld and become payable in a lump sum on the thirtieth (30th) day following the Date of Termination and (y) the Company shall not be obligated to make any such payments described in this Section 3(c) after the date the Employee first violates any of the restrictive covenants set forth in Section 4.
(iv)“Cause” shall be deemed to exist if any of the following items shall apply: (i) a material breach of any written agreement between the Employee and the Company or any affiliate, including, without limitation, a breach by the Employee of the Employee’s obligations under this Agreement or any other written agreement between the Employee and the Company or an affiliate; (ii) ongoing and repeated non-performance by the Employee of his duties and responsibilities to the Company (other than any such non-performance resulting from the Employee’s incapacity due to physical or mental illness or any such non-performance after his issuance of a written notice to the Company of his intention to resign for Good Reason), intentional or negligent misconduct by the Employee in the performance of his duties to the Company a material violation by the Employee of any written policies of the Company or the specific written and lawful directions of the Board or Employee’s direct supervisor; (iii) a breach of any fiduciary duty which the Employee owes to the Company or any affiliate in his capacity as an employee or officer; (iv) the conviction or plea of guilty or no contest by the Employee with respect to (A) a felony or (B) embezzlement, dishonesty, a crime involving moral turpitude, or intentional and actual fraud; (v) the use of illicit drugs or other illicit substances or the abuse of licit drugs or other substances on Company premises or during the performance of the Employees duties or that otherwise causes material harm to the Company or any affiliate; or (vi) an unexplained absence from work for more than ten (10) days in any twelve (12) month period (vacation, Company-approved personal leave, Company-approved sick leave, and Disability excepted). The Employee’s employment will be deemed to have been terminated for Cause if it is determined subsequent to his termination of employment that grounds for termination of his employment for Cause existed at the time of his termination of employment.
(v)“Good Reason” shall be deemed to exist if, without the Employee’s consent: (A) there is a material diminution in the duties, responsibilities, or authority of the Employee; (B) there is a reduction in the Employee’s then Base Salary and Target Bonus, other than a reduction which is part of a general cost reduction affecting other similarly situated employees and which does not exceed ten percent (10%) of the Employee’s then target base compensation in the aggregate when combined with any such prior reductions; or (C) there is a material breach by the

Company of any agreement between the Employee and the Company or any affiliate, including, without limitation, a material breach by the Company of the Company’s obligations under this Agreement or any other agreement between the Employee and the Company or an affiliate. In each such case of Good Reason, the Employee shall provide the Company with written notice of the grounds for a Good Reason termination within ninety (90) days of the initial occurrence thereof, and the Company shall have a period of thirty (30) days to cure after receipt of the written notice (the “Cure Period”). Resignation by the Employee following the Company’s cure or before the expiration of the Cure Period shall constitute a voluntary resignation and not a termination or resignation for Good Reason. If the alleged Good Reason event has not been cured at the end of the Cure Period, the Employee’s termination of employment for Good Reason will be effective on the first business day following the last day of the Cure Period.
Following the Employee’s termination of employment by the Company without Cause (and not by reason of Employee’s death or Disability), or by the Employee for Good Reason, except as set forth in this Section 3(c), the Employee shall have no further rights to any compensation or any other benefits under this Agreement.
(d)    Termination by the Company for Cause; Resignation Without Good Reason. If the Employee’s employment shall be terminated by the Company for Cause or upon the Employee’s resignation without Good Reason, the Employee shall only be entitled to receive the Accrued Rights. Following the Employee’s termination of employment by the Company for Cause or upon the Employee’s resignation without Good Reason, except as set forth in this Section 3(d), the Employee shall have no further rights to any compensation or any other benefits under this Agreement.
(e)    Disability or Death. The Employment Period and the Employee’s employment hereunder shall terminate immediately upon the Employee’s death and may be terminated by the Company if the Employee becomes or is reasonably expected to be (in the good faith judgment of the Board) physically or mentally incapacitated and therefore unable for a period of one hundred twenty (120) consecutive days to perform the essential functions of Employee’s position, with or without a reasonable accommodation (such incapacity is hereinafter referred to as “Disability”), in each case, in a manner consistent with applicable state and federal law. Upon termination of the Employee’s employment hereunder by reason of his Disability or death, the Employee or the Employee’s estate (as the case may be) shall only be entitled to receive (i) the Accrued Rights and (ii) such additional payments, if any, as determined by the Board in its sole and absolute discretion. Following the termination of the Employee’s employment by reason of the Employee’s Disability or death, except as set forth in this Section 3(e), the Employee shall have no further rights to any compensation or any other benefits under this Agreement.
(f)    Return of Property. Upon cessation of the Employee’s employment with the Company for any reason, whether voluntary or involuntary, the Employee shall immediately deliver to the Company (i) all physical, computerized, electronic or other types of records, documents, proposals, notes, lists, files and any and all other materials, including computerized and electronic information, that refers, relates or otherwise pertains to the Company or any affiliate of the Company (or business dealings thereof) that are in the Employee’s possession, subject to the Employee’s control or held by the Employee for others; and (ii) all property or equipment that the Employee has been issued by the Company or any affiliate of the Company during the course of his employment or property or equipment thereof that the Employee otherwise possesses, including any computers, cellular phones, pagers and other devices. The Employee acknowledges that he is not authorized to retain any physical, computerized, electronic or other types of copies of any such physical, computerized, electronic or other types of records, documents, proposals, notes, lists, files or materials, and is not authorized to retain any other property or equipment of the Company or any affiliate of the Company. The Employee further agrees that the Employee will promptly forward to the Company (and thereafter destroy any physical or electronic copies thereof) any confidential business information relating to the Company or any affiliate of the Company that has been or is inadvertently directed to the Employee following the Employee’s last day of employment. The provisions of this Section 3(f) are in addition to any other written obligations on the subjects covered herein that the Employee may have with the Company and its affiliates, and are not meant to and do not excuse such obligations. Upon the termination of his employment with the Company and its subsidiaries, the Employee shall, upon the Company’s request, promptly execute and deliver to the Company a certificate (in form and substance satisfactory to the Company) to the effect that the Employee has complied with the provisions of this Section 3(f).
(g)    Resignation of Offices. Promptly following any termination of the Employee’s employment with the Company (other than by reason of the Employee’s death), the Employee shall be deemed to have resigned from all positions that the Employee may then hold as an employee or officer of the Company or any affiliate of the Company. The Employee shall promptly deliver to the Company any additional documents reasonably required by the Company to confirm such resignations.
(h)    Further Assurances; Cooperation. Following the termination of the Employee’s employment with the Company, the Employee shall execute any and all documents to secure the Company’s right to any Work Product (as defined in Section 4(b)), and the Employee agrees to make himself available as reasonably practical with respect to, and to use reasonable efforts to cooperate in conjunction with, any litigation or investigation arising from events that occurred during the Employee’s employment with the Company and its affiliates (whether such litigation or investigation is then pending or subsequently initiated) involving the Company or any affiliate of the Company, including providing testimony and preparing to provide testimony if so requested by the Company. The Company shall pay to the Employee an hourly retainer of $300 for any such assistance and testimony.

4.Restrictive Covenants.
(a)Confidential Information. During the course of the Employee’s employment with the Company, the Employee will be given access to and receive Confidential Information (as defined below) regarding the business of the Company and its affiliates. The Employee agrees that the Confidential Information constitutes a protectable business interests of the Company and its affiliates and covenants and agrees that at all times during the Employee’s employment with the Company, and at all times following the Employee’s termination, the Employee will not, directly or indirectly, disclose any Confidential Information. As used in this Agreement, the term “Confidential Information” means any and all confidential, proprietary or trade secret information of the Company or an affiliate not within the public domain, whether disclosed, directly or indirectly, verbally, in writing (including electronically) or by any other means in tangible or intangible form, including that which is conceived or developed by the Employee, applicable to or in any way related to: (i) the present or future business activities, products and services, and customers of the Company or its affiliates; (ii) the research and development of the Company or its affiliates; or (iii) the business of any client or vendor of the Company or its affiliates. Such Confidential Information includes the following property or information of the Company or its affiliates, by way of example and without limitation, trade secrets, processes, formulas, data, program documentation, customer lists, designs, drawings, algorithms, source code, object code, know-how, improvements, inventions, licenses, techniques, all plans or strategies for marketing, development and pricing, business plans, financial statements, profit margins and all information concerning existing or potential clients, suppliers or vendors. Confidential Information of the Company also means all similar information disclosed to any member of the Company by third parties that is subject to confidentiality obligations. The Company shall not be required to advise the Employee specifically of the confidential nature of any such information, nor shall the Company be required to affix a designation of confidentiality to any tangible item, in order to establish and maintain its confidential nature. Notwithstanding the preceding to the contrary, Confidential Information shall not include general industry information or information that is publicly available or readily discernable from publicly available products or literature; information that the Employee lawfully acquires from a source other than the Company or its affiliates or any client or vendor of the Company or any of its affiliates (provided that such source is not bound by a confidentiality agreement with the Company or any of its affiliates); information that is required to be disclosed pursuant to any law, regulation, rule of any governmental body or authority, or stock exchange, or court order; or information that reflects employee’s own skills, knowledge, know-how and experience gained prior to employment or service and outside of any connection to or relationship with the Company or any of its affiliates, or the predecessors of any such entities.
(b)Intellectual Property Ownership. The Employee hereby assigns to the Company all rights, including, without limitation, copyrights, patents, trade secret rights, and other intellectual property rights associated with any ideas, concepts, techniques, inventions, processes, works of authorship, Confidential Information or trade secrets (i) developed or created by the Employee, solely or jointly with others, during the course of performing work for or on behalf of the Company or any affiliate of the Company, or the predecessors of any such entities, whether as an employee or independent contractor, (ii) that the Employee conceives, develops, discovers or makes in whole or in part during the Employee’s employment by the Company that relate to the business of the Company or any affiliate of the Company or the actual or demonstrably anticipated research or development of the Company or any affiliate of the Company, (iii) that the Employee conceives, develops, discovers or makes in whole or in part during or after the Employee’s employment by the Company that are made through the use of any of the equipment, facilities, supplies, trade secrets or time of the Company or any affiliate of the Company, or that result from any work the Employee performs for the Company or any affiliate of the Company, or (iv) developed or created by the Employee, solely or jointly with others, at any time before the Employment Period, that relate to or involve the Company’s businesses (including, but not limited to, the business of the Company Group) (collectively, the “Work Product”). Without limiting the foregoing, to the extent possible, all software, compilations and other original works of authorship included in the Work Product will be considered a “work made for hire” as that term is defined in Title 17 of the United States Code. If, notwithstanding the foregoing, the Employee for any reason retains any right, title or interest in or relating to any Work Product, the Employee agrees promptly to assign, in writing and without any requirement of further consideration, all such right, title, and interest to the Company. Upon request of the Company at any time during or after the Employment Period, the Employee will take such further actions, including execution and delivery of instruments of conveyance, as may be appropriate to evidence, perfect, record or otherwise give full and proper effect to any assignments of rights under or pursuant to this Agreement. The Employee will promptly disclose to the Company any such Work Product in writing.
(c)Agreement Not to Solicit Employees. The Employee agrees that during the period commencing on the Effective Date and ending on the date that is twelve (12) months after the Date of Termination (the “Restricted Period”) the Employee shall not, directly or indirectly, solicit or recruit any person who is as of the Date of Termination (or was within twelve (12) months prior to the Date of Termination) an employee of the Company or an affiliate (provided, however, that the foregoing provision shall not prohibit solicitations made by the Employee to the general public).
(d)Agreement Not to Compete. The Employee acknowledges that the Company has spent significant time, effort and resources protecting its Confidential Information and customer goodwill. The Employee further acknowledges that the Confidential Information is of significant competitive value to the Company in the industry in which it competes, and that the use or disclosure, even if inadvertent, of such Confidential Information for the benefit of a competitor would cause significant damage to the legitimate business interests of the Company. Accordingly, in order to protect the legitimate business and customer goodwill interests of the Company, to protect that Confidential Information against inappropriate use or disclosure, and in consideration for the Employee’s employment and the benefits provided to the Employee (including, without limitation, the benefits payable to the Employee pursuant to this Agreement), the Employee hereby agrees that during the Employment Period and the Restricted Period, the Employee shall not directly or indirectly own any interest in, manage, control, participate in (whether as an officer, director, manager, employee, partner, equityholder, member, agent, representative or otherwise), consult with, render services for, or in any other manner engage in any Competitive Business anywhere in which the Company and/or any of its affiliates, as the context may require (the “Company Group”), are engaging in business as of the Closing; provided, that nothing herein shall prohibit the Employee from being, directly or indirectly, a passive owner of not more than 2% of the outstanding stock of any class of a corporation which is publicly traded so long as the Employee does not have any active participation in the business of such corporation. “Competitive Business” means a business enterprise engaged in the business conducted by the Company Group as of the Effective Date, as such business may be extended or expanded as contemplated by the strategic plan of the Company Group as in effect as of the Effective Date.
(e)Non-Disparagement. The Employee shall not, while employed by the Company or at any time thereafter, disparage the Company (or any affiliate) in any way that materially and adversely affects the goodwill, reputation or business relationships of the Company or the affiliate with the public generally, or with any of its customers, vendors or employees. The Company shall not (and shall use reasonable efforts to procure that its directors and officers shall not) disparage the Employee in any way that materially and adversely affects him or his reputation or business relationships. Notwithstanding the foregoing, this Section shall not prohibit either Party from rebutting claims or statements made by any other person.
(f)Enforcement. The Employee acknowledges that he has carefully read and considered all the terms and conditions of this Agreement, including the restraints imposed upon him pursuant to this Section 4. The Employee agrees that each of the restraints contained herein are necessary for the protection of the goodwill, Confidential Information and other legitimate interests of the Company; that each and every one of these restraints is reasonable in respect to subject matter, length of time and geographic area; and that these restraints, individually or in the aggregate, will not prevent him from obtaining other suitable employment during the period in which the Employee is bound by such restraints. The Employee further acknowledges that, were he to breach any of the covenants contained in this Section 4, the damage to the Company would be irreparable. The Employee therefore agrees that the Company, in addition to any other remedies available to it, shall be entitled to injunctive relief against any breach or threatened breach by the Employee of any of said covenants.
(g)If at the time of enforcement of this Agreement, a court of competent jurisdiction holds that the restrictions stated herein are unreasonable under circumstances then existing, the Parties agree that the maximum period, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area and that the court shall be allowed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by applicable laws.
5.Severability. If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.
6.Mutual Drafting. Each Party has had the opportunity to be represented by counsel of its choice in negotiating this Agreement. This Agreement shall therefore be deemed to have been negotiated and prepared at the joint request, direction and construction of the Parties, at arm’s length, with the advice and participation of counsel, and shall be interpreted in accordance with its terms without favor to either Party, and no presumption or burden of proof shall arise favoring or disfavoring either Party by virtue of the authorship of any of the provisions of this Agreement.
7.Section 409A of the Internal Revenue Code.
(a)Notwithstanding anything contained in this Agreement to the contrary, to the maximum extent permitted by applicable law, amounts payable to the Employee pursuant to Section 3 are intended to be made in reliance upon Treas. Reg. § 1.409A-1(b)(4) (short-term deferral) or Treas. Reg. § 1.409A-1(b)(9) (involuntary separation pay) or any other applicable exemption under Section 409A of the Code. No amounts payable under this Agreement upon the Employee’s termination of employment shall be payable unless the Employee’s termination of employment constitutes a “separation from service” within the meaning of Treas. Reg. § 1.409A-1(h) (a “Separation from Service”). The Company and the Employee intend that their exercise of authority or discretion under this Agreement shall be consistent with the foregoing exemptions under, or comply with, Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”). If any provision of this Agreement does not satisfy the requirements of Section 409A, such provision shall nevertheless be applied in a manner consistent with those requirements.
(b)If the Employee is a “specified employee” (as defined in Section 409A of the Code), as determined by the Company in accordance with Section 409A of the Code, on the date of the Employee’s Separation from Service, to the extent that the payments or benefits under this Agreement are subject to Section 409A of the Code and the delayed payment or distribution of all or any portion of such amounts to which the Employee is entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, then such portion deferred pursuant to this Section 7(b) shall be paid or distributed to the Employee in a lump sum on the earlier of (i) the date that is six (6)-months following the Employee’s Separation from Service, (ii) the date of the Employee’s death or (iii) the earliest date as is permitted under Section 409A of the Code. Any remaining payments due under the Agreement shall be paid as otherwise provided herein.

(c)If any provision of this Agreement would subject the Employee to additional tax or interest under Section 409A, the Company and the Employee shall amend this Agreement, or take such other actions as the Employee and the Company deem reasonably necessary or appropriate, to comply with the requirements of Section 409A of the Code and the Treasury Regulations thereunder (and any applicable transition relief) while preserving the economic agreement of the parties. In no event whatsoever shall the Company be liable for any tax, interest or penalties that may be imposed on the Employee under Section 409A. Notwithstanding the foregoing, no particular tax result for the Employee with respect to any income recognized by the Employee in connection with this Agreement is guaranteed. Neither the Company nor any of its affiliates shall have any obligation to indemnify or otherwise hold the Employee harmless from any or all such taxes, interest, or penalties, or liability for any damages related thereto. The Employee acknowledges that he has been advised to obtain independent legal, tax or other counsel in connection with Section 409A. Each payment under this Agreement is intended to be a “separate payment” and not a series of payments for purposes of Section 409A. Any payments or reimbursements of any expenses provided for under this Agreement shall be made in accordance with Treas. Reg. § 1.409A-3(i)(1)(iv). All references in this Agreement to Section 409A include rules, regulations, and guidance of general application issued by the Department of the Treasury under Section 409A.
8.Governing Law. This Agreement shall be construed and enforced under and be governed in all respects by the laws of the State of Texas, without regard to the conflict of laws principles thereof.
9.Binding Arbitration.
(a)Generally. The Employee and the Company agree that any controversy or claim arising out of or relating to this Agreement, the employment relationship between the Employee and the Company, or the termination thereof, including the arbitrability of any controversy or claim, which cannot be settled by mutual agreement will be finally settled by binding arbitration in accordance with the Expedited Arbitration Procedures of Judicial Arbitration & Mediation Service, Inc. (“JAMS”), as set forth in Section 16.1 et seq. of the JAMS rules, or any successor provision thereto, as follows: Any Party aggrieved will deliver a notice to the other Party setting forth the specific points in dispute. Any points remaining in dispute twenty (20) days after the giving of such notice may, upon ten (10) days’ notice to the other party, be submitted to JAMS arbitration conducted before a single neutral arbitrator in Dallas, Texas. The arbitrator shall be appointed by agreement of the parties hereto or, if no agreement can be reached, by JAMS. The arbitrator may enter a default decision against any Party who fails to participate in the arbitration proceedings. Notwithstanding the foregoing, a Party who seeks equitable relief, including injunctive relief, shall not be obligated to utilize the arbitration proceedings required hereunder and instead may seek such relief in any state or federal court sitting in Dallas, Texas.
(b)Binding Effect. The decision of the arbitrator on the points in dispute will be final, unappealable and binding, and judgment on the award may be entered in any court having jurisdiction thereof. The arbitrator shall only be authorized to interpret the provisions of this Agreement, and shall not amend, change or add to any such provisions. The Parties agree that this provision has been adopted by the Parties to rapidly and inexpensively resolve any disputes between them and that this provision will be grounds for dismissal of any court action commenced by either Party with respect to this Agreement, other than post-arbitration actions seeking to enforce an arbitration award or proceedings seeking equitable relief as permitted under Section 9(a). In the event that any court determines that this arbitration procedure is not binding, or otherwise allows any litigation regarding a dispute, claim, or controversy covered by this Agreement to proceed, the Parties hereto hereby waive any and all right to a trial by jury in or with respect to such litigation.
(c)Fees and Expenses. Except as otherwise provided in this Agreement or by applicable law, the arbitrator will be authorized to apportion its fees and expenses as the arbitrator deems appropriate and the arbitrator will be authorized to award the prevailing party its fees and expenses (including attorneys’ fees). In the absence of any such apportionment or award, each Party will bear its own expenses and the fees of its own attorney.
(d)Confidentiality. The Parties and the arbitrator will keep confidential, and will not disclose to any person, except the parties’ advisors and legal representatives, or as may be required by law, the existence of any controversy under this Section 9, the referral of any such controversy to arbitration or the status or resolution thereof.
(e)Waiver. The Employee acknowledges that arbitration pursuant to this Agreement includes all controversies or claims of any kind (e.g., whether in contract or in tort, statutory or common law, legal or equitable) now existing or hereafter arising under any federal, state, local or foreign law, including, but not limited to, the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866, the Employee Retirement Income Security Act, the Family and Medical Leave Act, the Americans With Disabilities Act and all similar federal, state and local laws, and the Employee hereby waives all rights thereunder to have a judicial tribunal and/or a jury determine such claims.
(f)Acknowledgment. The Employee acknowledges that before agreeing to participate in this Agreement, the Employee has had the opportunity to consult with any attorney or other advisor of the Employee’s choice, and that this provision constitutes advice from the Company to do so if the Employee chooses. The Employee further acknowledges that the Employee has agreed to enter into this Agreement of the Employee’s own free will, and that no promises or representations have been made to the Employee by any person to induce the Employee to enter into this Agreement other than the express terms set forth herein. The Employee further acknowledges that the Employee has read this Agreement and understands all of its terms, including the waiver of rights set forth in this Section 9.
10.Assignment. Neither the Company nor the Employee may make any assignment of this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the other; provided, however, that the Company may assign its rights and obligations to any affiliate or a successor to the business of the Company or all or substantially all of the assets of the Company without the consent of the Employee. This Agreement shall inure to the benefit of and be binding upon the Company and the Employee, their respective successors, executors, administrators, heirs and permitted assigns.
11.Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving Party. The failure of either Party to require the performance of any term or obligation of this Agreement, or the waiver by either Party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.
12.Notices. Any and all notices, requests, demands and other communications provided for by this Agreement shall be in writing and shall be effective when delivered in person, consigned to a reputable national courier service or deposited in the United States mail, postage prepaid, registered or certified, and addressed to the Employee at his last known address on the books of the Company or, in the case of the Company, at its principal place of business, attention of the Legal Department or to such other address as any Party may specify by notice to the other actually received.
13.Entire Agreement. This Agreement constitutes the entire agreement between the Parties hereto pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, of the Parties with respect to such subject matter, including without limitation any previous employment agreements entered into between Employee and the Company or any of its affiliates.
14.Amendment. This Agreement may be amended or modified only by a written instrument signed by the Employee and by an expressly authorized representative of the Company.
15.Headings. The headings and captions in this Agreement are for convenience only, and in no way define or describe the scope or content of any provision of this Agreement.
16.Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument.
[Remainder of page is intentionally blank.]

SIGNATURE PAGE TO EMPLOYMENT AGREEMENT
IN WITNESS WHEREOF, the Parties hereto, intending to be legally bound hereby, have hereunto set their hands under seal, effective as of the date first set forth above.

EXECUTIVE

_/s/ James Carpenter_____________
James Carpenter

Foundation Building Materials, LLC

By:_/s/ Ruben Mendoza__________
Name: Ruben Mendoza
Title: President and Chief Executive Officer

Exhibit A

GENERAL RELEASE OF CLAIMS

[The language in this Release may change based on legal developments and evolving best practices; this form is provided as an example of what will be included in the final Release document.]

This General Release of Claims (“Release”) is entered into as of this _____ day of ________, ____, between _________ (“Employee”), and Foundation Building Materials, LLC (the “Company”) (collectively referred to herein as the “Parties”).
WHEREAS, the Employee and the Company are parties to that certain Employment Agreement dated as of __________, 2015 (the “Agreement”);
WHEREAS, the Parties agree that Employee is entitled to certain severance benefits under the Agreement, subject to Employee’s execution of this Release; and
WHEREAS, the Company and the Employee now wish to fully and finally to resolve all matters between them.
NOW, THEREFORE, in consideration of, and subject to, the severance benefits payable to the Employee pursuant to the Agreement, the adequacy of which is hereby acknowledged by the Employee, and which the Employee acknowledges that he or she would not otherwise be entitled to receive, the Employee and the Company hereby agree as follows:
1.    General Release of Claims by the Employee.
(a)    The Employee, on behalf of himself or herself and his or her executors, heirs, administrators, representatives and assigns, hereby agrees to release and forever discharge the Company and all predecessors, successors and their respective parent corporations, affiliates, related, and/or subsidiary entities, and all of their past and present investors, directors, shareholders, officers, general or limited partners, employees, attorneys, agents and representatives, and the employee benefit plans in which the Employee is or has been a participant by virtue of his or her employment with or service to the Company (collectively, the “Company Releasees”), from any and all claims, debts, demands, accounts, judgments, rights, causes of action, equitable relief, damages, costs, charges, complaints, obligations, promises, agreements, controversies, suits, expenses, compensation, responsibility and liability of every kind and character whatsoever (including attorneys’ fees and costs), whether in law or equity, known or unknown, asserted or unasserted, suspected or unsuspected (collectively, “Claims”), which the Employee has or may have had against such entities based on any events or circumstances arising or occurring on or prior to the date hereof or on or prior to the date hereof, arising directly or indirectly out of, relating to, or in any other way involving in any manner whatsoever the Employee’s employment by or service to the Company or the termination thereof, including any and all claims arising under federal, state, or local laws relating to employment, including without limitation claims of wrongful discharge, breach of express or implied contract, fraud, misrepresentation, defamation, or liability in tort, and claims of any kind that may be brought in any court or administrative agency including, without limitation, claims under Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. Section 2000, et seq.; the Americans with Disabilities Act, as amended, 42 U.S.C. § 12101 et seq.; the Rehabilitation Act of 1973, as amended, 29 U.S.C. § 701 et seq.; the Civil Rights Act of 1866, and the Civil Rights Act of 1991; 42 U.S.C. Section 1981, et seq.; the Age Discrimination in Employment Act, as amended, 29 U.S.C. Section 621, et seq. (the “ADEA”); the Equal Pay Act, as amended, 29 U.S.C. Section 206(d); regulations of the Office of Federal Contract Compliance, 41 C.F.R. Section 60, et seq.; the Family and Medical Leave Act, as amended, 29 U.S.C. § 2601 et seq.; the Fair Labor Standards Act of 1938, as amended, 29 U.S.C. § 201 et seq.; the Employee Retirement Income Security Act, as amended, 29 U.S.C. § 1001 et seq.; and the California Fair Employment and Housing Act, California Government Code Section 12940, et seq.
Notwithstanding the generality of the foregoing, the Employee does not release the following claims:
(i)    Claims for unemployment compensation or any state disability insurance benefits pursuant to the terms of applicable state law;
(ii)    Claims for workers’ compensation insurance benefits under the terms of any worker’s compensation insurance policy or fund of the Company;
(iii)    Claims pursuant to the terms and conditions of the federal law known as COBRA;
(iv)    Claims for indemnity under the bylaws of the Company, as provided for by applicable law or under any applicable insurance policy with respect to the Employee’s liability as an employee, director or officer of the Company;
(v)    Claims based on any right the Employee may have to enforce the Company’s executory obligations under the Agreement; and
(vi)    Claims the Employee may have to vested or earned compensation and benefits.

(b)    THE EXECUTIVE ACKNOWLEDGES THAT he or she HAS BEEN ADVISED OF AND IS FAMILIAR WITH THE PROVISIONS OF CALIFORNIA CIVIL CODE SECTION 1542, WHICH PROVIDES AS FOLLOWS:
“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH, IF KNOWN BY HIM OR HER, MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”
BEING AWARE OF SAID CODE SECTION, THE EXECUTIVE HEREBY EXPRESSLY WAIVES ANY RIGHTS he or she MAY HAVE THEREUNDER, AS WELL AS UNDER ANY OTHER STATUTES OR COMMON LAW PRINCIPLES OF SIMILAR EFFECT.
[Note: Clauses (c), (d) and (e) apply only if the Employee is age 40 or older at time of termination]
(c)     The Employee acknowledges that this Release was presented to him or her on the date indicated above and that the Employee is entitled to have twenty-one (21) days’ time in which to consider it. The Employee further acknowledges that the Company has advised him or her that he or she is waiving his or her rights under the ADEA, and that the Employee should consult with an attorney of his or her choice before signing this Release, and the Employee has had sufficient time to consider the terms of this Release. The Employee represents and acknowledges that if Employee executes this Release before twenty-one (21) days have elapsed, the Employee does so knowingly, voluntarily, and upon the advice and with the approval of the Employee’s legal counsel (if any), and that the Employee voluntarily waives any remaining consideration period.
(d)     The Employee understands that after executing this Release, the Employee has the right to revoke it within seven (7) days after his or her execution of it. The Employee understands that this Release will not become effective and enforceable unless the seven (7) day revocation period passes and the Employee does not revoke the Release in writing. The Employee understands that this Release may not be revoked after the seven (7) day revocation period has passed. The Employee also understands that any revocation of this Release must be made in writing and delivered to the Company at its principal place of business within the seven (7) day period.
(e)     The Employee understands that this Release shall become effective, irrevocable, and binding upon the Employee on the eighth (8th) day after his or her execution of it, so long as the Employee has not revoked it within the time period and in the manner specified in clause (d) above.
(f)    The Employee further understands that the Employee will not be given any severance benefits under the Agreement unless this Release is effective on or before the date that is thirty (30) days following the date of the Employee’s termination of employment.
2.No Assignment. The Employee represents and warrants to the Company Releasees that there has been no assignment or other transfer of any interest in any Claim that the Employee may have against the Company Releasees. The Employee agrees to indemnify and hold harmless the Company Releasees from any liability, claims, demands, damages, costs, expenses and attorneys’ fees incurred as a result of any such assignment or transfer from the Employee.
3.Severability. If any portion or provision of this Release shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Release, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.
4.Headings. The headings and captions in this Release are for convenience only, and in no way define or describe the scope or content of any provision of this Agreement.
5.Mutual Drafting. Each Party has had the opportunity to be represented by counsel of its choice in negotiating this Agreement. This Agreement shall therefore be deemed to have been negotiated and prepared at the joint request, direction and construction of the Parties, at arm’s length, with the advice and participation of counsel, and shall be interpreted in accordance with its terms without favor to either Party, and no presumption or burden of proof shall arise favoring or disfavoring either Party by virtue of the authorship of any of the provisions of this Agreement.
6.Governing Law. This Release shall be construed and enforced under and be governed in all respects by the laws of the State of California, without regard to the conflict of laws principles thereof.
7.Entire Agreement. This Release and the Agreement constitute the entire agreement of the Parties in respect of the subject matter contained herein and therein and supersede all prior or simultaneous representations, discussions, negotiations and agreements, whether written or oral. This Release may be amended or modified only with the written consent of the Employee and an authorized representative of the Company. No oral waiver, amendment or modification will be effective under any circumstances whatsoever.
8.Counterparts. This Release may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument.
(Signature Page Follows)

SIGNATURE PAGE TO RELEASE
IN WITNESS WHEREOF, and intending to be legally bound, the Parties have executed the foregoing Release as of the date first written above.

EXECUTIVE

______________________________

Foundation Building Materials, LLC

By:_________________________
Name:
Title: